EXHIBIT 99.1

United-Guardian Reports Increased Second Quarter Sales & Earnings

HAUPPAUGE, N.Y., Aug. 09, 2024 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) announced today the financial results for the second quarter and first half of 2024. Sales for the six-month period ended June 30th increased from $5,220,623 in 2023 to $6,645,149 in 2024 and net income increased from $1,217,175 ($0.26 per share) to $1,881,667 ($0.41 per share) for the same period. Second quarter sales increased from $2,650,299 in 2023 to $3,390,205 in 2024, with net income increasing from $461,094 ($0.10 per share) to $956,225 ($0.21 per share).

Donna Vigilante, President of United-Guardian, stated, “We are pleased to announce that sales increased for both the second quarter and the first six months of 2024 compared with the same periods in 2023. Cosmetic ingredient sales increased by 84% in the second quarter and 115% for the first six months of 2024. This increase was primarily attributable to purchases from our largest cosmetic distributor. Sales of medical lubricants increased as well for both the second quarter and first six months of 2024 by 15% and 9% respectively. Pharmaceutical product sales increased in the second quarter by 3% but decreased 13% for the first six months of 2024. The decrease for the six-month period was attributable to a shutdown we experienced with our contract manufacturer for Renacidin® late last year. Renacidin production resumed in late March, and sales are in the process of recovering.”

United-Guardian is a manufacturer of cosmetic ingredients, pharmaceuticals, medical lubricants, and sexual wellness ingredients.

Contact:	Donna Vigilante
(631) 273-0900
dvigilante@u-g.com

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

Financial Results for the Three and Six Months Ended June 30, 2024 and 2023 STATEMENTS OF INCOME (unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2024	2023	2024	2023

Net sales	$3,390,205	$2,650,299	$6,645,149	$5,220,623

Costs and expenses:
Cost of sales	1,561,090	1,429,407	3,117,580	2,523,002
Operating expenses	602,777	574,093	1,171,642	1,092,039
Research and development expense	111,660	128,729	214,642	255,688
Total costs and expenses	2,275,527	2,132,229	4,503,864	3,870,729
Income from operations	1,114,678	518,070	2,141,285	1,349,894

Other income (expense):
Investment income	100,007	54,950	198,080	102,582
Net (loss) gain on marketable securities	(9,501)	7,479	31,995	80,180
Total other income	90,506	62,429	230,075	182,762
Income before provision for income taxes	1,205,184	580,499	2,371,360	1,532,656

Provision for income taxes	248,959	119,405	489,693	315,481
Net income	$956,225	$461,094	$1,881,667	$1,217,175

Earnings per common share (basic and diluted)	$0.21	$0.10	$0.41	$0.26

Weighted average shares (basic and diluted)	4,594,319	4,594,319	4,594,319	4,594,319